UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2021

GLOBAL WATER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware		001-37756	90-0632193
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

21410 N. 19th Avenue #220
Phoenix,	Arizona		85027
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (480) 360-7775
Not Applicable
(Former name or former address, if changed since last report)

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GWRS	The NASDAQ Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2017, the Global Water Resources, Inc. (the "Company") entered into a Standstill Agreement (the "Previous Standstill Agreement") with Levine Investments Limited Partnership ("LILP"), William S. Levine, and Andrew M. Cohn. The Company entered into the Previous Standstill Agreement in order to (i) satisfy itself that no other parties thereto, either individually or acting as a group, “control” the Company under the Arizona Corporation Commission (“ACC”) rules and (ii) obtain contractual assurances from the other parties thereto that they would refrain from future actions that could result in one or more of them acquiring “control” of the Company under the ACC rules.

On March 19, 2021, based on the recommendation of the Corporate Governance, Nominating, Environmental, and Health and Safety Committee of the Company's Board of Directors (the "Board"), the Board nominated Jonathan L. Levine and Andrew M. Cohn for election to the Board at the Company’s 2021 Annual Meeting of Stockholders (the "Annual Meeting"). In light of the possible election of Jonathan L. Levine and Andrew M. Cohn to the Board, LILP, William S. Levine, Jonathan L. Levine, and Andrew M. Cohn (the “Standstill Shareholders”) and the Company entered into a new Standstill Agreement, dated March 19, 2021 (the “New Standstill Agreement”). The New Standstill Agreement supersedes the Previous Standstill Agreement, which was effectively terminated upon execution of the New Standstill Agreement.

Pursuant to the New Standstill Agreement, the Standstill Shareholders agreed that neither they nor their Affiliates (as defined in the New Standstill Agreement) will directly or indirectly, without the prior written consent of the Company (i) acquire, agree to acquire, or make any proposal to acquire, equity securities (including convertible debt instruments and preferred stock or any shares of capital stock issuable upon the conversion or exercise thereof) of the Company, or (ii) in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with the ownership, voting or acquisition of any equity security of the Company. Notwithstanding the foregoing (a) Andrew M. Cohn may purchase equity securities provided that after such purchase, Andrew M. Cohn and his Affiliates beneficially own no more than 9.9%, in the aggregate, of the voting power of all voting securities of the Company; and (b) a Standstill Shareholder who is a member of the Board may receive equity compensation in payment for his board service provided that after such payment, such Standstill Shareholder and his Affiliates beneficially own no more than 49.0%, in the aggregate, of the voting power of all voting securities of the Company. With respect to clause (b), in the event that after such payment the Standstill Shareholder or his Affiliates would own more than 49.0%, in the aggregate, of the voting power of all voting securities of the Company, such equity compensation shall be replaced with a cash payment of equivalent value to the Standstill Shareholder and Affiliates as applicable.

William S. Levine, a member of our Board (who will not be standing for re-election at the Annual Meeting), owns 50% of the voting shares of Keim Inc. ("Keim") and is the Chairman of Keim. Keim is the general partner of LILP. Jonathan L. Levine, a director candidate and the son of William S. Levine, is a limited partner of LILP and owns 50% of the voting shares of Keim and is a director and the President of Keim. Each of Messrs. W. Levine and J. Levine is a significant stockholder (through LILP) of the Company. Andrew M. Cohn, a director candidate and a significant stockholder of the Company, is the Director of Real Estate for LILP.

The New Standstill Agreement will remain in effect through the date that the Standstill Shareholders (together with their Affiliates) no longer beneficially own common stock representing, on a fully diluted basis, in the aggregate, at least 20% of the Company’s outstanding common stock; provided, however, that the New Standstill Agreement may be terminated by any party following six (6) months written notice to the other parties delivered at any time after the later of (i) July 1, 2026 and (ii) the first date after June 30, 2026 that Andrew M. Cohn is no longer serving on the Board.

The foregoing description of the New Standstill Agreement is only a summary and is qualified in its entirety by reference to the full text of the New Standstill Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02    Termination of a Material Definitive Agreement.

The disclosure under Item 1.01 of this Current Report on Form 8-K with respect to the Previous Standstill Agreement, including the termination of such agreement, is incorporated by reference into this Item 1.02.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Standstill Agreement, dated March [19], 2021, by and among Global Water Resources, Inc., Levine Investments Limited Partnerships, William S. Levine, Jonathan L. Levine, and Andrew M. Cohn
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL WATER RESOURCES, INC.

Date: March 23, 2021	/s/ Michael J. Liebman
Michael J. Liebman
Chief Financial Officer